EXHIBIT 5.1

[Letterhead of Sutherland Asbill & Brennan LLP]

August 1, 2006

Marathon Acquisition Corp.

623 5th Avenue, 26th Floor

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel to Marathon Acquisition Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (File No. 333-134078) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 43,125,000 units (the “Units”), each Unit comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and the shares of Common Stock underlying the Units, the “Shares”), for an aggregate of 43,125,000 Shares, and one warrant to purchase one share of Common Stock (the “Warrants”), for an aggregate of 43,125,000 Warrants together with any additional units (comprised of Shares and Warrants) that may be issued by the Company pursuant to Rule 462(b) under the Act (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement.

We have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company’s Amended and Restated Certificate of Incorporation, as amended to date and currently in effect, (ii) the Company’s Amended and Restated Bylaws, as amended to date and currently in effect, (iii) the resolutions of the Company’s Board of Directors (the “Resolutions”) authorizing the issuance and sale of the Units, Shares and Warrants (collectively, the “Securities”), and (iv) such other documents as in our judgment were necessary to enable us to render the opinions expressed below.

In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company. To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters; we have not independently verified the accuracy of such factual matters.

Marathon Acquisition Corp.

August 1, 2006

The opinions set forth below are limited to the effect of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the effect of any other laws of such jurisdiction or the laws of any other jurisdiction.

On the basis of and subject to the foregoing, and in reliance thereon and subject to the limitations and qualifications set forth in this opinion, we are of the opinion that:

(1)	Units. When the Registration Statement has become effective under the Act, when the terms of the Units and of their issuance and sale have been duly established, and when such Units have been duly executed and issued, delivered, sold and paid for, as contemplated by the Registration Statement, and if all of the foregoing actions are taken in conformity with the Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, such Units will be duly issued, fully paid and non-assessable.

(2)	Shares. When the Registration Statement has become effective under the Act, the terms of the Shares underlying the Units and the sale thereof have been duly established in conformity with the Company’s Amended and Restated Certificate of Incorporation, and such Shares have been duly issued, delivered, sold and paid for as part of such Units, as contemplated by the Registration Statement, and if all of the foregoing actions are taken in conformity with the Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Shares will be validly issued, fully paid and non-assessable.

(3)

Warrants. When the Registration Statement has become effective under the Act, when the terms of the warrant agreement under which the Warrants are to be issued (the “Warrant Agreement”) have been duly established and the Warrant Agreement has been duly executed and delivered, when the terms of the Warrants underlying the Units and of their issuance and sale have been duly established in conformity with the Warrant Agreement and when such Warrants have been duly executed and authenticated in accordance with the Warrant Agreement and issued, delivered, sold and paid for as part of the Units, as contemplated by the Registration Statement, and if all of the foregoing actions are taken in conformity with the Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, such Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or

Marathon Acquisition Corp.

August 1, 2006

otherwise affecting creditors’ rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Sutherland Asbill & Brennan LLP

SUTHERLAND ASBILL AND BRENNAN LLP